Exhibit 99.1

CorMedix Inc. Reports First Quarter 2016 Financial Results

Conference Call Today at 9:00 a.m. Eastern Time

Corporate Highlights:

●	Continued to enroll patients and engage clinical sites for Phase 3 LOCK-IT 100 study
●	Secured exclusive research licenses to NanoProteagen’s nanoparticle delivery technology to explore CRMD-005 (taurolidine) and vincristine-based combination cancer therapy; to test feasibility for targeting pediatric neuroblastoma
●	Presented Neutrolin® clinical utility data at key medical and scientific conferences
●	Continued to add regional sales and marketing partners for Neutrolin in the Middle East
●	Maintained ongoing discussion with the FDA regarding Phase 3 LOCK-IT 200 study
●	Continued to generate and present positive preliminary data for taurolidine-based medical devices
●	Appointed legal and business veteran Myron Kaplan to Board of Directors

Anticipated Milestones:

●	Report findings of interim analysis of LOCK-IT 100 study by year-end 2016
●	Complete enrollment in LOCK-IT 100 study by year-end 2016
●	Finalize trial protocol in 2016 and commence LOCK-IT 200 study in 2017
●	Initiate pharmacoeconomic studies within LOCK-IT 100 and LOCK-IT 200 studies
●	Pursue opportunities to support development of taurolidine-based medical devices

Bedminster, NJ – May 11, 2016 – CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today provided its corporate update for the first quarter ended March 31, 2016.  CorMedix CEO Randy Milby will host a conference call today at 9 a.m. Eastern Time to discuss the Company’s financial results and recent corporate developments.

Randy Milby, CorMedix CEO, said, “CorMedix remains focused on clinical execution in 2016. We’re proud to say that our Phase 3 LOCK-IT 100 clinical study continues to track favorably in terms of patient enrollment, and continues to accelerate in line with our projections as additional clinical sites come online.  We remain on track to conduct the interim data analysis by year end.  We are also moving closer to finalizing the second pivotal study for Neutrolin through an ongoing discussion with the FDA.  Successful and timely execution in this pivotal program, potential FDA approval and subsequent U.S. launch of Neutrolin represent the most significant potential value drivers for CorMedix, and we are committed to achieving positive outcomes.”

Mr. Milby continued, “In parallel, we continue to collaborate with regional marketing partners in order to further expand the availability of Neutrolin to patients in ex-U.S. territories where the product is approved, in particular the Middle East where we continue to see increased acceptance.  We have also prioritized a peer-reviewed publication and presentation strategy in order to highlight key data that articulate the clinical and health economics value of Neutrolin for influential audiences.  These market development initiatives are beneficial for our current marketing efforts as well as planned commercialization of Neutrolin upon potential U.S. approval.  We are also making great progress in our plan to reduce the cost of taurolidine manufacturing by up to 65%, in an effort to significantly improve the margins for Neutrolin and future taurolidine-based products.”

Mr. Milby continued, “In addition to Neutrolin, we are focused on building additional value for CorMedix based on our taurolidine platform, and to this end, we recently announced two exclusive research licensing agreements with NanoProteagen for its NanoPro™ nanoparticle technology.  Based on published studies highlighting the potential synergy of taurolidine with cytotoxic agents against neuroblastoma and other tumors, we believe combining CRMD-005, our proprietary formulation of taurolidine, and standard of care vincristine, with nanoparticle delivery may result in a highly valuable therapy for this high-need pediatric Orphan Disease.  We and NanoProteagen look forward to conducting feasibility studies and to potentially advancing a candidate that selectively targets tumor cells, while minimizing the effect on normal cells.”

Mr. Milby continued, “We have also taken additional strides toward potentially monetizing a taurolidine-based product franchise in the medical device area.  To that end, we have continued working toward proof-of-concept data for a suite of novel surgical and implantable materials with inherent antimicrobial and anti-inflammatory properties.  In April, we presented some of our latest in vitro findings to dermatologists and aesthetic surgeons at The Aesthetic Meeting 2016.  As we continue along this pathway of building future value for CorMedix, we are diligent to protect our intellectual property so we may secure meaningful strategic partnerships or other sources of funding for clinical development.”

For the quarter ended March 31, 2016, CorMedix recorded a loss of $(4,231,000) or $(.12) per share vs. $(5,531,000) or $(.23) per share in the first quarter of 2015.  The improvement in loss per share was primarily due to an increase of over 12,091,000 shares in the number of the Weighted Average Common Shares Outstanding Basic and Diluted (36,013,000 vs. 23,922,000).  In 2016, the company had higher R&D and SG&A expenses of $325,000.  For the  first quarter of 2016, the company used cash in operations of $5,451,000 vs. $2,348,000 in the first quarter of 2015.  The Company raised $149,000 from the sale of stock and received $117,000 on the exercise of stock options in the first quarter of 2016.

Mr. Milby concluded, “CorMedix remains in a strong cash position, ending the first quarter 2016 with $30.2 million in cash and short-term investments.  We are well capitalized to continue executing on our current clinical strategy for Neutrolin in the U.S. through the next 12 months.”

Conference Call Information:

Please call five minutes before the conference call is scheduled to begin.
Dial-In (Toll Free)  877-407-9210
International Dial-In 201-689-8049

A replay of the teleconference will be available until May 18, 2016, 11:59 p.m. Eastern Time
Replay Number: 877-660-6853
Replay International: 201-612-7415
Conference ID: 13637061

About CorMedix Inc.

CorMedix Inc. is an emerging commercial-stage biopharmaceutical company that initiated a Phase 3 clinical study of a novel anti-infective solution, Neutrolin, in hemodialysis patients in the United States in December 2015. The Company seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of infectious and inflammatory diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications.  The FDA has granted Fast Track status to Neutrolin Catheter Lock Solution and also has designated Neutrolin as a Qualified Infectious Disease Product for oncology, hemodialysis, and critical care/intensive care patients, where catheter-related blood stream infections and clotting can be life-threatening.  The initial and planned indications aim to address significant needs in catheter-based treatments in the U.S. and the rest of the world.  For more information visit: www.cormedix.com.

For Investors & Media:

Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: CorMedix’s ability to devote resources to the development of taurolidine for post-surgical solutions and other uses and the risks of clinical development and regulatory approval of any such uses; the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S.; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin in countries other than Europe; the risks associated with the launch of Neutrolin in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix’s ability to identify and enter into strategic transactions; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.